FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Announces Third Quarter 2023 Results
Revenue from Owner Direct Relationships (“ODR”) Segment up 10.3% Year-over-Year for Q3
ODR Segment Accounted for Approximately 51.5% of Revenue and 61.7% of Consolidated Gross Profit for the Quarter
Consolidated Gross Margin Increased to 24.5% in the Quarter
Increase in FY 2023 Adjusted EBITDA Guidance
WARRENDALE, PA – November 8, 2023 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended September 30, 2023.
2023 Third Quarter Financial Overview Compared to 2022 Third Quarter
•Consolidated revenue was $127.8 million, an increase of 4.4% from $122.4 million.
•Gross profit was $31.2 million, an increase of 25.7% from $24.9 million.
•Net income of $7.2 million, or $0.61 per diluted share, compared to net income of $3.6 million, or $0.34 per diluted share.
•Adjusted EBITDA of $13.6 million, up 33.6% from $10.2 million.
•Net cash provided by operating activities of $17.2 million compared to $10.4 million.
Management Comments
Michael McCann, Limbach’s President and Chief Executive Officer, said, “Our third quarter results reflected continued success across all three pillars of our growth strategy. ODR revenue continues to expand, supported by strong demand in many of the verticals we serve. At the same time, GCR revenue was unchanged from the prior year period, resulting in overall top line growth for the quarter, both sequentially and compared to Q3 2022. We were also able to continue to boost margins, with consolidated gross margin up over 400 basis points versus the prior year period. Underpinning our margin performance is our continued emphasis on providing value-added services and solutions for our customers’ mission critical building assets.”
Mr. McCann continued, “The third pillar of our growth strategy is M&A and with the acquisition of Industrial Air that we announced last week, we have been able to add two outstanding businesses to the Limbach family this year. Early in the third quarter, we acquired ACME Industrial based in Chattanooga, Tennessee, which is a tuck-in deal that we’re excited about. ACME is right down the road from our Jake Marshall operations and checks all our acquisition criteria boxes. Subsequent to the end of the quarter, the acquisition of Industrial Air, in Greensboro, North Carolina falls into our other target category as it gives us a new presence in an exciting, growing market.”
Mr. McCann concluded, “Overall current market conditions continue to be highly favorable for our business. While we have witnessed some improvements in the supply chains for ‘off the shelf’ equipment, more complex systems remain in a tight state. We have been very purposeful in how we go to market, particularly in the way we can provide value for our customers as they flex their spending from capital budgets to operating expense budgets. Although cyclicality is unlikely to completely disappear, we expect this comprehensive focus and positioning will allow us to mitigate some of the normal top-line volatility experienced by legacy construction companies, enabling Limbach to continue growing its bottom line.”
Third Quarter 2023 Results Detail
The following are results for the three months ended September 30, 2023 compared to the three months ended September 30, 2022:

•Consolidated revenue was $127.8 million, an increase of 4.4% from $122.4 million. ODR segment revenue of $65.8 million increased by $6.1 million, or 10.3%, while GCR segment revenue was relatively flat. The Company continued its strategic focus on expanding the ODR segment’s contribution to the business.
•Gross margin increased to 24.5%, up from 20.3%. On a dollar basis, total gross profit was $31.2 million, compared to $24.9 million. ODR gross profit increased $4.1 million, or 26.8%, due to the combination of an increase in revenue and higher segment margins of 29.3% versus 25.5% driven by contract mix. GCR gross profit increased $2.3 million, or 24.1%, due to higher segment margins of 19.3%, compared with 15.4%. GCR segment margins during the current quarter also benefited from the inclusion of a $1.2 million write-up associated with the settlement of a previously outstanding claim as well as an additional $1.2 million gross margin benefit as a result of an early completion of a project due to a reduction in scope from the customer.
•Selling, general and administrative (“SG&A”) expenses increased by approximately $2.3 million, to $21.0 million, compared to $18.7 million. The increase in SG&A expense was primarily due to a $1.4 million increase associated with payroll related expenses, a $0.6 million increase associated with professional fees, which included costs associated with the ACME Transaction, and a $0.3 million increase in stock compensation expense. As a percent of revenue, SG&A expenses were 16.4%, up from 15.3%.
•Interest expense was $0.4 million during the current quarter compared to $0.5 million, which was the result of a lower overall outstanding debt balance period-over-period despite higher interest rates on outstanding debt.
•Interest income was $0.4 million during the current quarter. This increase was due to the Company's investments in overnight repurchase agreements, U.S. Treasury Bills, and money market funds.
•Net income was $7.2 million as compared to $3.6 million. Diluted income per share was $0.61 as compared to $0.34. Adjusted EBITDA was $13.6 million as compared to $10.2 million, an increase of 33.6%.
•Net cash provided by operating activities increased to $17.2 million as compared to $10.4 million. During the third quarter, Limbach received $15.6 million of cash, net, from the settlement of a previously outstanding claim. Offsetting that inflow from operations, $4.9 million of cash was used to fund the acquisition of ACME Industrial.
Balance Sheet
At September 30, 2023, we had cash and cash equivalents of $57.5 million. We had current assets of $214.2 million and current liabilities of $136.5 million at September 30, 2023, representing a current ratio of 1.57x compared to 1.42x at December 31, 2022. Working capital was $77.7 million at September 30, 2023, an increase of $10.8 million from December 31, 2022. At September 30, 2023, we had $10.0 million in borrowings against our revolving credit facility and $4.2 million for standby letters of credit. During the nine months ended September 30, 2023, the Company made cash payments of $11.5 million on the principal portion of the A&R Wintrust Term Loan prior to its extinguishment.
Subsequent Events
On November 1, 2023, Limbach completed the acquisition of Industrial Air, LLC (“Industrial Air”), a Greensboro, North Carolina-based specialty mechanical contractor, for a purchase price at closing of $13.5 million in cash. The transaction also provides for an earnout of up to $6.5 million potentially being paid out over the next two years. Industrial Air serves industrial customers throughout the Southeast United States and along the Eastern seaboard, focusing on delivering engineered air handling systems, including air condition and air filtration, along with controls systems and maintenance work. In addition, Industrial Air manufactures a wide range of components for air conditioning and filtration systems.
2023 Guidance
We are updating our guidance for FY 2023 as follows:

	Current	Previous
Revenue	$490 million - $520 million	$490 million - $520 million
Adjusted EBITDA	$42 million - $45 million	$38 million - $41 million

Conference Call Details

Date:	Thursday, November 9, 2023
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	(201) 689-8451
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=cyobAYjZ. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm with expertise in the design, prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning ("HVAC"), mechanical, electrical, plumbing and controls systems. With over 1,500 team members and 19 offices located throughout the United States, we partner with institutions with mission-critical infrastructures, such as data centers and healthcare, industrial & light manufacturing, cultural & entertainment, higher education, and life science facilities. With Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and indispensable partner for building owners, construction managers, general contractors, and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenue	$127,768	$122,357	$373,659	$353,299
Cost of revenue	96,524	97,503	287,675	288,785
Gross profit	31,244	24,854	85,984	64,514
Operating expenses:
Selling, general and administrative	20,967	18,688	62,433	56,113
Change in fair value of contingent consideration	161	386	464	1,151
Amortization of intangibles	288	386	1,054	1,184
Total operating expenses	21,416	19,460	63,951	58,448
Operating income	9,828	5,394	22,033	6,066
Other income (expenses):
Interest expense	(437)	(547)	(1,615)	(1,511)
Interest income	377	—	624	—
Gain on disposition of property and equipment	68	150	28	262
Loss on early termination of operating lease	—	—	—	(849)
Loss on early debt extinguishment	—	—	(311)	—
Gain on change in fair value of interest rate swap	116	298	153	298
Total other income (expenses)	124	(99)	(1,121)	(1,800)
Income before income taxes	9,952	5,295	20,912	4,266
Income tax provision	2,760	1,654	5,407	1,275
Net income	$7,192	$3,641	$15,505	$2,991

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.66	$0.35	$1.45	$0.29
Diluted	$0.61	$0.34	$1.33	$0.28
Weighted average number of shares outstanding:
Basic	10,962,622	10,444,987	10,695,973	10,429,671
Diluted	11,789,137	10,690,434	11,671,819	10,595,061

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$57,473	$36,001
Restricted cash	65	113
Accounts receivable (net of allowance for credit losses of $295 and net of allowance for doubtful accounts of $234 as of September 30, 2023 and December 31, 2022, respectively)	103,511	124,442
Contract assets	47,853	61,453
Income tax receivable	—	95
Other current assets	5,346	3,886
Total current assets	214,248	225,990

Property and equipment, net	19,377	18,224
Intangible assets, net	16,586	15,340
Goodwill	13,703	11,370
Operating lease right-of-use assets	15,845	18,288
Deferred tax asset	4,830	4,829
Other assets	613	515
Total assets	$285,202	$294,556

LIABILITIES
Current liabilities:
Current portion of long-term debt	$2,472	$9,564
Current operating lease liabilities	3,562	3,562
Accounts payable, including retainage	56,589	75,122
Contract liabilities	46,692	44,007
Accrued income taxes	502	1,888
Accrued expenses and other current liabilities	26,724	24,942
Total current liabilities	136,541	159,085
Long-term debt	19,437	21,528
Long-term operating lease liabilities	13,240	15,643
Other long-term liabilities	1,854	2,858
Total liabilities	171,072	199,114

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,183,076 and 10,471,410, respectively, and 11,003,424 and 10,291,758 outstanding, respectively	1	1
Additional paid-in capital	90,992	87,809
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	25,137	9,632
Total stockholders’ equity	114,130	95,442
Total liabilities and stockholders’ equity	$285,202	$294,556

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$15,505	$2,991
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,751	6,173
Provision for credit losses / doubtful accounts	186	235
Stock-based compensation expense	3,374	1,980
Noncash operating lease expense	2,843	3,336
Amortization of debt issuance costs	69	100
Deferred income tax provision	(1)	(1,077)
Gain on sale of property and equipment	(28)	(262)
Loss on early termination of operating lease	—	849
Loss on change in fair value of contingent consideration	464	1,151
Loss on early debt extinguishment	311	—
Gain on change in fair value of interest rate swap	(153)	(298)
Changes in operating assets and liabilities:
Accounts receivable	21,896	(21,906)
Contract assets	14,014	18,597
Other current assets	(1,459)	698
Accounts payable, including retainage	(18,703)	(53)
Prepaid income taxes	95	(101)
Accrued taxes payable	(1,386)	1,763
Contract liabilities	2,312	15,810
Operating lease liabilities	(2,803)	(3,264)
Accrued expenses and other current liabilities	1,997	(3,612)
Payment of contingent consideration liability in excess of acquisition-date fair value	(1,224)	—
Other long-term liabilities	400	(130)
Net cash provided by operating activities	43,460	22,980
Cash flows from investing activities:
ACME Transaction, net of cash acquired	(4,883)	—
Proceeds from sale of property and equipment	370	442
Purchase of property and equipment	(1,720)	(725)
Net cash used in investing activities	(6,233)	(283)
Cash flows from financing activities:
Payments on Wintrust and A&R Wintrust Term Loans	(21,452)	(11,571)
Proceeds from Wintrust Revolving Loan	10,000	15,194
Payments on Wintrust Revolving Loan	—	(15,194)
Payment of contingent consideration liability up to acquisition-date fair value	(1,776)	—
Payments on finance leases	(1,991)	(2,051)
Payments of debt issuance costs	(50)	(427)
Taxes paid related to net-share settlement of equity awards	(847)	(363)
Proceeds from contributions to Employee Stock Purchase Plan	313	265
Net cash used in financing activities	(15,803)	(8,754)
Increase in cash, cash equivalents and restricted cash	21,424	13,943
Cash, cash equivalents and restricted cash, beginning of period	36,114	14,589
Cash, cash equivalents and restricted cash, end of period	$57,538	$28,532
Supplemental disclosures of cash flow information

Noncash investing and financing transactions:
Earnout liability associated with the ACME Transaction	$1,121	$—
Right of use assets obtained in exchange for new operating lease liabilities	1,043	—
Right of use assets obtained in exchange for new finance lease liabilities	4,062	2,171
Right of use assets disposed or adjusted modifying operating lease liabilities	(643)	2,396
Right of use assets disposed or adjusted modifying finance lease liabilities	(77)	(77)
Interest paid	1,482	1,425
Cash paid for income taxes	$6,718	$768

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2023		2022		$	%
Statement of Operations Data:
Revenue:
GCR	$61,936	48.5%	$62,653	51.2%	$(717)	(1.1)%
ODR	65,832	51.5%	59,704	48.8%	6,128	10.3%
Total revenue	127,768	100.0%	122,357	100.0%	5,411	4.4%

Gross profit:
GCR(1)	11,970	19.3%	9,648	15.4%	2,322	24.1%
ODR(2)	19,274	29.3%	15,206	25.5%	4,068	26.8%
Total gross profit	31,244	24.5%	24,854	20.3%	6,390	25.7%

Selling, general and administrative(3)	20,967	16.4%	18,688	15.3%	2,279	12.2%
Change in fair value of contingent consideration	161	0.1%	386	0.3%	(225)	(58.3)%
Amortization of intangibles	288	0.2%	386	0.3%	(98)	(25.4)%
Total operating income	$9,828	7.7%	$5,394	4.4%	$4,434	82.2%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.
(3)Included within selling, general and administrative expenses was $1.1 million and $0.8 million of stock based compensation expense for the three months ended September 30, 2023 and 2022, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Nine Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2023		2022		$	%
Statement of Operations Data:
Revenue:
GCR	$190,329	50.9%	$200,921	56.9%	$(10,592)	(5.3)%
ODR	183,330	49.1%	152,378	43.1%	30,952	20.3%
Total revenue	373,659	100.0%	353,299	100.0%	20,360	5.8%

Gross profit:
GCR(1)	33,560	17.6%	26,700	13.3%	6,860	25.7%
ODR(2)	52,424	28.6%	37,814	24.8%	14,610	38.6%
Total gross profit	85,984	23.0%	64,514	18.3%	21,470	33.3%

Selling, general and administrative(3)	62,433	16.7%	56,113	15.9%	6,320	11.3%
Change in fair value of contingent consideration	464	0.1%	1,151	0.3%	(687)	(59.7)%
Amortization of intangibles	1,054	0.3%	1,184	0.3%	(130)	(11.0)%
Total operating income	$22,033	5.9%	$6,066	1.7%	$15,967	263.2%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.
(3)Included within selling, general and administrative expenses was $3.4 million and $2.0 million of stock based compensation expense for the nine months ended September 30, 2023 and 2022, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Net income	$7,192	$3,641	$15,505	$2,991

Adjustments:
Depreciation and amortization	1,892	2,025	5,751	6,173
Interest expense	437	547	1,615	1,511
Interest income	(377)	—	(624)	—
Non-cash stock-based compensation expense	1,140	806	3,374	1,980
Loss on early debt extinguishment	—	—	311	—
Change in fair value of interest rate swap	(116)	(298)	(153)	(298)
CEO transition costs	—	—	958	—
Loss on early termination of operating lease	—	—	—	849
Income tax provision	2,760	1,654	5,407	1,275
Acquisition and other transaction costs	225	45	524	243
Change in fair value of contingent consideration	161	386	464	1,151
Restructuring costs(1)	317	1,398	1,089	4,324
Adjusted EBITDA	$13,631	$10,204	$34,221	$20,199
(1)For the three and nine months ended September 30, 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches. For the three and nine months ended September 30, 2022, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches and nominal restructuring costs related to cost initiatives throughout the Company.